                                                                   EXHIBIT 10.32

                AMENDMENT TO SUBLICENSE AND DEVELOPMENT AGREEMENT

         This AMENDMENT TO SUBLICENSE AND DEVELOPMENT AGREEMENT (the "Amendment") is made this 28th day of September, 2001, by and between SHEFFIELD PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 14528 South Outer Forty Road, Suite #205, St. Louis, Missouri 63017 ("Sheffield") and INPHARZAM INTERNATIONAL, S.A., a corporation organized under the laws of Switzerland and having its principal executive offices at Via Industria 1, 6814 Cadempino, Switzerland and its affiliates, including Zambon Group, S.p.A. (collectively, "Inpharzam"). Sheffield and Inpharzam may be referred to collectively as the "Parties".

         WHEREAS, Sheffield holds (i) the exclusive worldwide right to be supplied with Devices pursuant to the terms of a certain Basic Supply Agreement by and between Sheffield and Siemens Aktiengesellschaft Keramik und Porzellanwerk ("Siemens"), dated March 21, 1997, and (ii) the exclusive worldwide rights in and to the Sublicensed Patent Rights and Technology pursuant to the terms of Sheffield's License Agreement with Siemens, dated March 21, 1997, and by virtue of its own development work;

         WHEREAS, Sheffield and Inpharzam entered into a Sublicense and Development Agreement, dated June 15, 1998 (the "Sublicense Agreement"), providing for among other things, an arrangement whereby Inpharzam would be (i) supplied with Devices to facilitate the development of certain Licensed Products and (ii) expected to develop, market and sell the Licensed Products;

         WHEREAS, pursuant to such Sublicense Agreement and in partial consideration for Inpharzam's purchase of 2,646,153 shares of the Common Stock of Sheffield (the "Inpharzam Shares"), Sheffield granted an exclusive Sublicense to Inpharzam for the Sublicensed Patent Rights and the Technology in the Field in the Territory;

         WHEREAS, based on mutual discussions and negotiations between them, Sheffield and Inpharzam desire to amend the Sublicense Agreement and modify their respective obligations under the Sublicense Agreement, including, without limitation, (i) a termination of the sublicense between Sheffield and Inpharzam,
(ii) a termination of certain payments to be made by Sheffield to Inpharzam, and
(iii) providing for the repurchase or disposition of the Inpharzam Shares;

         NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby, intending to be legally bound, agree that the Sublicense Agreement is hereby amended as of the date of this Amendment as follows:

         1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment and in the premises shall have the respective meanings ascribed to them in the Sublicense Agreement. Except as otherwise provided herein, section references in this Amendment correspond to those section numbers set forth in the Sublicense Agreement.

         2. Termination of Development Program. Except with respect to Section
3.3 of the Sublicense Agreement, which is hereby amended and restated to read as follows, and Section 3.4 of the Sublicense Agreement which shall remain unchanged, the balance of Section 3 therein is hereby deleted, and the rights, duties and obligations of the Parties set forth therein with respect to the Development Program are hereby terminated as of the date of this Amendment.

Section 3.3 is hereby amended and restated to read as follows:

3.3      Inventions

         (a) All intellectual property rights such as patents, patent applications, inventions, data, know-how and the like (hereinafter "Intellectual Property"), owned or controlled by either party prior to the parties entering into this Agreement or the Option Agreement, shall remain the property of such party, subject only to the rights granted herein and to Sheffield's obligations under the Siemens Agreements.

         (b) All Intellectual Property which relates to Licensed Products pursuant to this Agreement, the Development Plan or any work performed by Inpharzam which was conceived and/or first reduced to practice during the term of this Agreement or the Option Agreement, dated April 14, 1998, between Sheffield and Inpharzam, by personnel employed by or on behalf of either party shall be the property of Sheffield subject only to Sheffield's obligations under the Siemens Agreements. Should Sheffield elect to file patent applications for the same, Sheffield may do so, employing an attorney or agent that Sheffield shall select in its sole discretion and at its sole cost. Inpharzam shall cooperate fully in the prosecution and enforcement of any patent application or patent resulting therefrom and such patents or patent applications shall be the sole property of Sheffield.

         3. Termination of Sublicense. Section 4.1 of the Sublicense Agreement is hereby deleted in its entirety and the sublicense to the Sublicensed Patent Rights and the Technology in the Field granted to Inpharzam therein is hereby terminated in all respects.

         4. Amendments to Section 4.2 of Sublicense Agreement.

                  (a) Section 4.2(b) of the Sublicense Agreement is hereby deleted. In connection with such deletion of Section 4.2(b), the Subscription Agreement referred to therein, including any provisions relating to the grant of an option to purchase shares of common stock of Sheffield, shall have no further force or effect as of the date hereof.

                  (b) Inpharzam will retain its designee to the Board of Directors of Sheffield as set forth in Section 4.2(c) of the Sublicense Agreement until such time as the first repurchase of the Inpharzam Shares described in Section 13(a) hereof is consummated. Following such repurchase, Inpharzam shall have no further rights to any board seat, or any board observer or information rights. Notwithstanding the foregoing, nothing in this Section shall be deemed a waiver of any (i) applicable shareholder information rights to which Inpharzam is entitled under Delaware law or (ii) reports with respect to royalty payments on the Subject Products, described in Exhibit B, to which Inpharzam is entitled under the Sublicense Agreement.

                  (c) Section 4.2(d) of the Sublicense Agreement is amended as provided in Section 15 of this Amendment.

                  (d) Sections 4.2(e), (f), (g), (h) and (i) of the Sublicense Agreement are hereby deleted in their entirety.

         5. Termination of Royalties. The royalty obligations set forth in
Section 4.3 of the Sublicense Agreement, pursuant to which Inpharzam is to have made royalty payments to Sheffield, are hereby terminated. Any royalty obligations continuing between the parties from and after the date of this Amendment are set forth in Section 16 of this Amendment. The provisions of Sections 4.4, 4.5, 4.6, 4.7 and 4.8 are hereby amended so that they shall be deemed to apply only to the payment obligations of Sheffield to Inpharzam set forth in Section 16 of this Amendment.

         6. Regulatory, Co-Promotion. Sections 4.9 and 4.10 of the Sublicense Agreement with respect to regulatory authority and promotion and marketing are hereby deleted in their entirety.

         7. Manufacture and Data.

            (a) Section 5.4(a) and 5.4 (c) of the Sublicense Agreement are hereby deleted. Section 5.4(b) is hereby amended so that the disclosure obligations of Inpharzam shall survive, on a product by product basis, with respect to each Licensed Product until FDA approval or Non-US Regulatory Authority is obtained and the disclosure obligations of Sheffield shall continue until such time as the board seat of Inpharzam is terminated. Thereafter, Sheffield shall have no further disclosure obligations to Inpharzam, except to the extent that Inpharzam is threatened to be made a party to litigation against which Inpharzam is not fully indemnified by Sheffield.

            (b) Except with respect to Section 7(d), which shall remain unchanged, the balance of Section 7 is hereby deleted.

         8. Termination of Commercial Efforts. Sections 6.1 and 6.3 of the Sublicense Agreement are hereby deleted. Section 6.2 is hereby amended and restated to read as follows:

6.2 Sheffield hereby agrees that it shall use commercially reasonable efforts, or shall cause its Affiliates or sublicensees to use commercially reasonable efforts, to seek FDA approval for and to market and sell the Licensed Products described in Exhibit B in the Field in the United States.

         9. Assumption of Contracts. On or as soon as practicable following the date of execution and delivery of this Amendment, or as soon thereafter as practicable but as of the date of this Amendment, Inpharzam shall assign to Sheffield, and Sheffield shall assume all obligations of Inpharzam accruing from and after the date of this Amendment with respect to, the contracts set forth on Exhibit A attached hereto and made a part hereof. As soon as practicable following the execution of this Amendment, Inpharzam shall provide Sheffield with copies of all contracts and documents executed in connection with the Sublicense Agreement, whether or not such contracts or documents have expired or are no longer valid. Inpharzam acknowledges and agrees that, except with respect to the contracts set forth on Exhibit A, it has not entered into any leases, employment arrangements, or other material contracts by which Sheffield may be bound. Inpharzam hereby covenants and agrees that it shall be solely responsible for obtaining the consents of any third party required for the transfer or assignment of such contracts or agreements including, without limitation, any fees or expenses in connection therewith.

         10. Amendments to Section 8 of the Sublicense Agreement.

             (a) Section 8.6 is hereby deleted in its entirety.

             (b) The first sentence of Section 8.2 of the Sublicense Agreement is hereby deleted in its entirety.

             (c) In the event a third-party shall be infringing any rights to the Licensed Products described in Exhibit B which, in Sheffield's reasonable determination will result in a material adverse effect on the royalty payments provided in Section 16 below, Sheffield shall use commercially reasonable efforts to cause the infringing third party to cease and desist from such infringement.

             (d) The balance of Section 8 shall remain unchanged.

         11. Amendments to Section 9 of the Sublicense Agreement.

             (a) Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.7 and 9.8 of the Sublicense
Agreement are hereby deleted.

             (b) Section 9.9 of the Sublicense Agreement shall be amended by changing the words "subsection 5.4(e)" to "subsection 5.4(d)".

         12. Amendments to Section 17 of the Sublicense Agreement. Section 17.8 of the Sublicense Agreement is hereby deleted. Section 17.1 of the Sublicense Agreement is hereby amended and restated to read as follows:

             17.1 This Agreement (including the Appendices attached hereto), as amended by that certain Amendment to Sublicense and Development Agreement, dated September 28, 2001, and the Confidentiality Agreement constitute the entire agreement between the parties and, except as noted in Article 2 of this Agreement, supersede all prior written or oral agreements or understandings concerning the subject matter thereof or in conflict with their terms.

         13. Repurchase of Inpharzam Shares.

             (a) As of the date of this Amendment, Sheffield shall repurchase from Inpharzam 214,997 of the Inpharzam Shares for an aggregate purchase price of Six Hundred Forty Two Thousand Eight Hundred Forty One Dollars and 03/100 dollars ($642,841.03) (the "Initial Repurchase"). Solely in connection with the Initial Repurchase under this subsection (a), Inpharzam shall make a payment of $642,841.03 on account of an invoice presented to Inpharzam by Sheffield for unreimbursed expenses. Such payment for unreimbursed expenses in the amount of $642,841.03 represents all amounts due and owing on account of such invoice and represents all amounts owing by Inpharzam to Sheffield, except as otherwise provided in this

Amendment. Simultaneously with the execution and delivery of this Amendment, or as soon thereafter as shall be practicable (but not later than five days after such execution and delivery), Inpharzam shall deliver to Sheffield a certificate representing the 214,997 Inpharzam Shares.

                  (b) In addition, Inpharzam hereby grants to Sheffield an option to repurchase from Inpharzam, at any time before December 31, 2002, any Inpharzam Shares not otherwise purchased by Sheffield pursuant to this Section 13, at the Redemption Price, as defined in subsection (d) below.

                  (c) To the extent that either of the following two events occurs prior to December 31, 2002, Sheffield shall repurchase Inpharzam Shares from Inpharzam in the following manner:

                      (i) In the event Sheffield completes a sublicense for the North American rights to Licensed Products with a third party, Sheffield will repurchase, at the Redemption Price, 882,051 Inpharzam Shares; and

                      (ii) In the event Sheffield completes a sublicense for the ex-North American rights to Licensed Products with a third party, Sheffield will repurchase, at the Redemption Price, an additional 882,051 Inpharzam Shares.

Notwithstanding the foregoing, the number of Inpharzam Shares which Sheffield shall be obligated to purchase pursuant to the first to occur of clause (i) or clause (ii) above shall be reduced by the number of Inpharzam Shares repurchased under the Initial Repurchase.

                  (d) For purposes of this Amendment, the redemption price per share shall equal $3.03 (the "Redemption Price").

                  (e) To the extent that there remain Inpharzam Shares on December 31, 2002 (the "Remaining Inpharzam Shares") which shall not have been repurchased under this Section 13, such shares shall be free and clear of any restriction on resale, other than restrictions of applicable federal and state securities laws, and Inpharzam shall be permitted to sell such shares to any third party in any manner desired, subject only to applicable securities laws. Upon the request of Inpharzam, Sheffield agrees promptly to remove any restrictive legend or legends on the certificate or certificates representing the Remaining Inpharzam Shares.

         14. Deliveries/Transfer of Intellectual Property. Simultaneously upon the execution and delivery of this Amendment, Inpharzam will deliver, transfer, convey and assign to Sheffield all Intellectual Property referred to in Section
3.3 of the Sublicense Agreement, as amended hereby. Inpharzam shall cooperate and assist in the transfer to Sheffield of all Investigational New Drug Applications ("IND'S") and all other regulatory filings relating to the Sublicense Agreement for which Inpharzam is a sponsor. Inpharzam will do each and every act as may be necessary or reasonably requested by Sheffield to evidence the transfer of ownership of such Intellectual Property to Sheffield.

         15. Repayment of Loan. Section 4.2(d) of the Sublicense Agreement is hereby deleted in its entirety and is hereby replaced by the following:

         (d) It is expressly acknowledged and agreed that Inpharzam has extended an interest-free line of credit in the amount of Two Million Dollars to Sheffield, $1,000,000 on May 10, 1999, and $1,000,000 on January 11, 2001 (the
"Line of Credit Loan"). It is expressly understood and agreed that Sheffield shall repay the Line of Credit Loan as follows:

             (i) Sheffield shall make a payment of One Million Dollars on the earlier of (x) December 31, 2003 or (y) the first regulatory approval date for either Albuterol or the inhaled steroid; and

             (ii) Sheffield shall make a final repayment on the Line of Credit Loan in the amount of One Million Dollars ($1,000,000) on the earlier of (x) December 31, 2005 or (y) the first regulatory approval date for the second of the products to be approved (either Albuterol or the inhaled steroid).

         16. Continuing Royalty Obligations. From and after the date hereof, Sheffield may, solely or in conjunction with a third party sublicensee or commercial partner, continue development activities with respect to the Sublicensed Patent Rights and the Technology in the Field. In the event that certain products, described on Exhibit B, reach commercialization as a direct result of any prior development efforts conducted by Inpharzam under the Sublicense Agreement, Inpharzam shall be entitled to royalties derived from such products, if any, as set forth on Exhibit B.

         Except with respect to the stock repurchase and royalty obligations set forth herein, and the repayment of the Line of Credit Loan, and except as otherwise expressly set forth in this Amendment or the Sublicense Agreement, as amended hereby, Sheffield shall have no further obligation to make payments of any type to Inpharzam from and after the date of execution and delivery of this Amendment.

         17. Representations and Warranties of Sheffield. Sheffield hereby represents and warrants to Inpharzam as follows:

             (a) Organization, Good Standing and Qualification. Sheffield is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Sheffield is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Sheffield or its business.

             (b) Corporate Power. Sheffield has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Amendment and to carry out the provisions of this Amendment and the Sublicense Agreement, as amended hereby, and to carry on its business as presently conducted and as presently proposed to be conducted.

                  (c) Authorization. All corporate action on the part of Sheffield, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Amendment, the performance of all obligations of Sheffield hereunder and under the Sublicense Agreement, as amended hereby, has been taken. This Amendment and the Sublicense Agreement, as amended hereby, constitute the valid and binding obligations of Sheffield, enforceable in accordance with their terms.

                  (d) Compliance with Other Instruments, None Burdensome, etc. Sheffield is not in violation of any term of its Certificate of Incorporation, as amended to date, or its By-Laws, or, to the best of its knowledge, in any material respect, of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, any order, statute rule or regulation applicable to Sheffield where such violation would materially and adversely affect Sheffield. The execution, delivery and performance of and compliance with this Amendment and the Sublicense Agreement, as amended hereby, and the performance of such agreements, with or without the passage of time or giving of notice, will not result in any material violation of, or conflict with, or constitute a material default under, Sheffield's Certificate of Incorporation or By-Laws or any of its agreements or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Sheffield or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Sheffield, its business or operations or any of its assets or properties.

                  (e) Reporting Status. Sheffield's Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Sheffield has filed in a timely manner all documents that Sheffield was required to file under the Exchange Act during the 12 months preceding the date of this Amendment, and all such documents ("SEC Reports") complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

         18. Representations and Warranties of Inpharzam. Inpharzam hereby represents and warrants to Sheffield as follows:

                  (a) Organization, Good Standing and Qualification. Inpharzam is a corporation duly organized and validly existing under, and by virtue of, the laws of Switzerland and is in good standing under such laws. Inpharzam is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Inpharzam or its business.

                  (b) Corporate Power. Inpharzam has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Amendment and to carry out the provisions of this Amendment and the Sublicense Agreement, as amended


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


hereby, and to carry on its business as presently conducted and as presently proposed to be conducted.

                  (c) Authorization. All corporate action on the part of Inpharzam, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Amendment, the performance of all obligations of Inpharzam hereunder and under the Sublicense Agreement, as amended hereby, has been taken. This Amendment and the Sublicense Agreement, as amended hereby, constitute the valid and binding obligations of Inpharzam, enforceable in accordance with their terms.

                  (d) Compliance with Other Instruments, None Burdensome, etc. The execution, delivery and performance of and compliance with this Amendment and the Sublicense Agreement, as amended hereby, and the performance of such agreements, with or without the passage of time or giving of notice, will not result in any material violation of, or conflict with, or constitute a material default under, Inpharzam's organization documents or any of its agreements.

         19. Releases Of Liability.

                  (a) Except with respect to third party infringement claims which may arise, Sheffield hereby remises, releases and forever discharges Inpharzam, and its present and former parents, subsidiaries, affiliates, agents, employees, attorneys, servants, predecessors, successors, and assigns (hereinafter collectively referred to as the "Inpharzam Released Parties") of and from any and all manner of debts, contracts, agreements, promises, claims, demands, actions, suits, causes of action or other liabilities of any kind, nature or description whatsoever, in law, equity, arbitration or any other forum, state or federal, whether absolute or contingent, known or unknown, foreseen or unforeseen, which Sheffield, its present and former parents, subsidiaries, affiliates, agents, employees, attorneys, servants, predecessors, successors, and assigns ever had, now has or hereinafter can, shall or may have against the Inpharzam Released Parties, upon, by reason of or relating directly or indirectly to the performance of their respective obligations through the date of this Amendment under the Sublicense Agreement.

                  (b) Except with respect to third party infringement claims which may arise, Inpharzam hereby remises, releases and forever discharges Sheffield, and its present and former parents, subsidiaries, affiliates, agents, employees, attorneys, servants, predecessors, successors, and assigns (hereinafter collectively referred to as the "Sheffield Released Parties") of and from any and all manner of debts, contracts, agreements, promises, claims, demands, actions, suits, causes of action or other liabilities of any kind, nature or description whatsoever, in law, equity, arbitration or any other forum, state or federal, whether absolute or contingent, known or unknown, foreseen or unforeseen, which Inpharzam, its present and former parents, subsidiaries, affiliates, agents, employees, attorneys, servants, predecessors, successors, and assigns ever had, now has or hereinafter can, shall or may have against the Sheffield Released Parties, upon, by reason of or relating directly or indirectly to the performance of their respective obligations through the date of this Amendment under the Sublicense Agreement.

         20. Cooperation. Inpharzam shall cooperate with all reasonable requests made by Sheffield to facilitate any due diligence investigation which may be performed by a potential


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third-party sublicensee of any or all of the Sublicensed Patent Rights and
Technology. Inpharzam shall also cooperate with all reasonable requests for information made by Sheffield to provide copies of all relevant documentation with respect to the expired contracts, including reasonable access to all personnel who worked on such contracts, and those documents described in Section 9 of this Amendment and on Exhibit A hereto. Inpharzam shall have the right to identify possible partners to take over Inpharzam's former development role under the Sublicense Agreement. Any such possible partner shall be evaluated in good faith by Sheffield, but Sheffield shall not be obligated to pursue any discussions initiated by Inpharzam if Sheffield concludes, in its sole discretion, that further consideration of the potential partnership is not commercially justified.

         21. Public Statements. Inpharzam will cooperate with Sheffield to make any and all appropriate public disclosures that may be required by Sheffield's status as a public entity. Neither Party will issue any press release or make any public statements, relating to this Amendment, the Sublicense Agreement or the Parties without the prior written consent of the other.

         22. Survival of Obligations. Except as otherwise set forth herein, the Sublicense Agreement, including all provisions relating to confidentiality, cooperation and the representations and warranties contained therein, are hereby ratified and confirmed by the Parties hereto and shall remain in full force and effect.

         23. Notices. Section 16 of the Sublicense Agreement is hereby deleted and replaced with the following language:

16. Notices. All notices and other communication required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier services (signature required), telexed, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Inpharzam:                         If to Sheffield:
---------------                          ---------------
Inpharzam International                  Sheffield Pharmaceuticals, Inc.
Via Industria 1                          3136 Winton Road South, Suite 306
6814 Cadempino, Switzerland              Rochester, NY  14623
Attn:  Managing Director                 Attn:  Chairman
Fax:  011-41919664351                    Fax:  716-292-0522

With a copy to:                          With a copy to:
--------------                           --------------
Zambon Group, S.p.A.                     Sheffield Pharmaceuticals, Inc.
2091 Bresso                              14528 South Outer Forty Road, Suite 205
Via Lillo del Duca, 10                   St. Louis, MO  63017
Milan, Italy                             Attn: Corporate Secretary
Attn:  Chairman                          Fax:  314-579-9799


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


         24. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

                            [Signature Page Follows]




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


         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

                                       SHEFFIELD PHARMACEUTICALS, INC.



                                       By: /s/ Thomas M. Fitzgerald
                                           -------------------------------------
                                           Name:  Thomas M. Fitzgerald
                                           Title: Chairman


                                       INPHARZAM INTERNATIONAL, S.A.



                                       By: /s/ Roberto Rettani
                                           -------------------------------------
                                           Name:  Roberto Rettani
                                           Title: Vice President

                                    EXHIBIT A

                            Contracts To Be Assigned
                            ------------------------

1. Research Agreement, dated June 22, 2000, by and between Zambon Corporation and Edwin A. Bronsky, M.D.

2. Contract No. ZAM CL-052250, dated June 23, 2000, by and between Zambon Corporation and Coromed, Inc.

                                    EXHIBIT B

                                Royalty Payments

Sheffield shall pay to Inpharzam royalties as a percentage of Sheffield's Net Proceeds, if any, resulting from the sale of any of the Licensed Products described in this Exhibit B (the "Subject Products") under the Sublicense Agreement, in accordance with the following schedule:

o Ten percent (10%) of Net Proceeds received by Sheffield with respect to MSI (Metered Solution Inhaler) Albuterol, for so long as Sheffield receives such Net Proceeds.

o Eight percent (8%) of Net Proceeds received by Sheffield with respect to MSI Ipratropium, during the first five (5) years of commercial sale and Sheffield is in receipt of net royalties from such third-party sublicensee.

o Eight percent (8%) of Net Proceeds received by Sheffield with respect to MSI Cromolyn during the first five (5) years of commercial sale and Sheffield is in receipt of such Net Proceeds.

The term "Net Proceeds" shall mean:

     (a) Net Sales by Sheffield or any affiliated company resulting from the sale of any Subject Products;

     (b) Royalties paid to Sheffield by any sublicensee or joint venturer of Sheffield resulting from the sale of any Subject Products;

     (c) Notwithstanding the terms of subsections (a) and (b), all payments constituting Net Proceeds pursuant to this Exhibit B shall be net of any existing royalty or other payment obligations to Siemens with respect to the Licensed Products.